Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

NOBLE ENERGY, INC.
_______________________________________
Pursuant to Section 151 of the
Delaware General Corporation Law
_______________________________________

Noble Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
First: Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the “Charter”) and, pursuant to Section 151 of the DGCL, the Board of Directors designated 630,000 shares of Series A Junior Participating Preferred Stock, par value of $1.00 per share (the “Series A Preferred Stock”) and established the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, and, on August 29, 1997, filed a Certificate of Designations with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Series A Certificate of Designations”).
Second: That at a meeting of the Board of Directors of the Corporation held on July 26, 2016, the following resolutions were duly adopted by the Board of Directors of the Corporation:
NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Series A Certificate of Designations; and further
RESOLVED, that the Corporation be, and hereby is, authorized and empowered to file with the Secretary of State of the State of Delaware a certificate of elimination containing these resolutions, with the effect under the DGCL of eliminating from the Charter all matters set forth in the Certificates of Designations with respect to the Series A Preferred Stock; and further
RESOLVED, that the proper officers of the Corporation be, and hereby are, authorized and directed, for and on behalf of the Corporation, to execute, deliver and file the certificate of elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL for and on behalf

Exhibit 3.1

of, and as the act and deed of the Corporation, whereupon all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock shall be eliminated from the Charter.
Third: Accordingly, in accordance with the provisions of Section 151 of the DGCL, all matters set forth in the Series A Preferred Stock Certificate of Designations be, and hereby are, eliminated from the Charter, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 26th day of July, 2016.

By:	/s/ Aaron G. Carlson
	Name:	Aaron G. Carlson
	Title:	Assistant Secretary